Exhibit 10.7

                    INTERNATIONAL MULTIFOODS CORPORATION

                    NON-QUALIFIED STOCK OPTION AGREEMENT


     THIS AGREEMENT, dated as of March 31, 1994, is entered into between International Multifoods Corporation, a Delaware corporation (the
"Company") and Anthony Luiso, Chairman of the Board, Chief Executive Officer and President of the Company ("Participant").

     The Company, pursuant to its Amended and Restated 1989 Stock-Based Incentive Plan (the "Plan"), wishes to provide opportunities for stock ownership by Participant which will increase Participant's proprietary interest in the Company and, consequently, Participant's identification with the interests of stockholders of the Company by granting to Participant stock options to purchase Common Stock of the Company, par value $.10 per share (the "Common Stock"), on the terms and conditions contained in this Agreement and the Plan.

     Accordingly, in consideration of the premises and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.  Irrevocable Waiver of Bonus

     Participant hereby irrevocably waives $100,000 of any cash bonus which may be awarded to Participant under the Management Incentive Plan of the Company or any other cash bonus plan of the Company for the Company's fiscal year ending February 28, 1995.

     2.  Grant of Options

     The Company, effective as of the date of this Agreement, hereby grants to Participant, the right and option to purchase all or any part of an aggregate of 20,513 shares of Common Stock (the "Shares") at the price of $16.875 per share on the terms and conditions set forth in this Agreement (the "Options"). The Options are not intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     3.  Vesting, Exercisability and Term of Options

    (a) The Options shall vest on the date on which a cash bonus, if any, is awarded to Participant under the Management Incentive Plan of the Company or any other cash bonus plan of the Company for the Company's fiscal year ending February 28, 1995 (the "Vesting Date"); provided, however, in the event that the amount of the bonus awarded to Participant under the Management Incentive Plan of the Company or any other cash bonus plan of the Company for the Company's fiscal year ending February 28, 1995 is less than $100,000, the number of Options that shall vest shall be equal to 20,513 multiplied by a fraction of which (i) the numerator shall be the amount of the bonus awarded and (ii) the denominator shall be $100,000, and the remaining Options that do not vest shall be forfeited at such time.

     (b) Any Options that vest pursuant to Section 3(a) hereof may be exercised, in whole or in part, at any time, or from time to time, on or after the Vesting Date and on or before the close of business on March 30, 2004 or such shorter period as is prescribed herein.

     (c) Notwithstanding the provisions of Sections 3(a) and 3(b) above, but subject to the other terms and conditions set forth herein, upon the occurrence of a Designated Event (as defined in Part I of the Plan) prior to the Vesting Date, Participant may make a payment to the Company of $4.875 for each Option and upon such payment to the Company by Participant each Option purchased shall become immediately vested as of the date of the payment. Each Option that vests pursuant to this Section 3(c) may be exercised, in whole or in part, at any time, or from time to time, on or after the date the Option vests pursuant to this Section 3(c) and on or before the close of business on March 30, 2004 or such shorter period as prescribed herein.

     4.  Effect of Termination of Employment

    (a) If Participant's employment is terminated for any reason (including, without limitation, disability, death or voluntary termination) other than Cause (as defined in Section 4(b) of the Revised and Restated Employment Agreement, dated as of September 17, 1993, by and between the Company and Participant), Participant or his legal representatives may exercise the Options at any time within five years after such termination, but not after the expiration of the term of the Options, to the extent that the Options were exercisable by Participant on the date of such termination of employment.

     (b) If Participant's employment is terminated for Cause (as defined in Section 4(b) of the Revised and Restated Employment Agreement, dated as of September 17, 1993, by and between the Company and Participant), Participant or his legal representatives may exercise the Options at any time within one year after such termination, but not after the expiration of the term of the Options, to the extent that the Options were exercisable by Participant on the date of such termination of employment.

     5.  Method of Exercising Options

    (a) Subject to the terms and conditions of this Agreement, the Options may be exercised by written notice to the Company, to the attention of the Secretary. Such notice shall state the election to exercise the Options, the number of Shares as to which the Options are being exercised and the manner of payment and shall be signed by the person or persons so exercising the Options. The notice shall be accompanied by payment in full of the exercise price for all Shares designated in the notice. To the extent that the Options are exercised after Participant's death, the notice of exercise shall also be accompanied by appropriate proof of the right of such person or persons to exercise the Options.

     (b) Payment of the exercise price shall be made to the Company through one or a combination of the following methods:

          (i) delivery of a check payable to the Company or cash, in United States currency; or

         (ii) delivery of previously acquired shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price of the Options. Participant shall duly endorse all certificates delivered to the Company in blank and shall represent and warrant in writing that Participant is the owner of the shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions.

     6.  Adjustments

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other changes in the corporate structure or stock of the Company, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares covered by the Options and in the exercise price of the Options.

     7.  Income Tax Withholding

     In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Options, and in order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant may, at Participant's election (the "Tax Election"), satisfy applicable tax withholding obligations by (a) electing to have the Company withhold a portion of the Shares of Common Stock otherwise to be delivered upon exercise of the Options having a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Tax Election must be made on or before the date that the amount of tax to be withheld is determined; provided that if Participant is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, (i) the Tax Election may not be made within six months of the date of grant of the Options (except that this limitation does not apply in the event of death or disability of Participant during such six-month period), (ii) the Tax Election is made either at least six months prior to the date as of which the amount of tax to be withheld is determined or during the ten-day period beginning on the third business day and ending on the twelfth business day following the date of public release of the quarterly or annual financial results of the Company, (iii) the Tax Election is in writing and is irrevocable and (iv) the Tax Election shall be approved or disapproved by the Committee.

     8.  Taxation

     This Agreement is entered into based upon the understanding of the Company and Participant that (a) the grant of the Options is not subject to federal or state income tax and (b) that the cash bonus irrevocably waived by Participant hereunder will not be taxable income to Participant. The Company and Participant agree to report the grant of the Options and the waiver of the cash bonus in a manner consistent with such mutual understanding. In the event that the Internal Revenue Service challenges such tax treatment of the grant of the Options or of the waiver, the Company will select and provide counsel, at its expense, to defend the Company's and Participant's position with respect to the appropriate tax treatment of the grant of the Options and the waiver. The Company agrees to hold Participant harmless from and against any federal or state income taxes and interest and penalties thereon that may be incurred by Participant as a result of a successful challenge by the Internal Revenue Service to the position taken by the Company and Participant regarding the grant of the Options or the waiver, provided, however, that any such indemnity payments shall be net of any federal or state income tax savings to Participant calculated at Participant's tax rate for the calendar year of the grant of the Options or the waiver, whichever is applicable, by reason of basis adjustments, deductions, credits or other tax benefits realized or to be realized by Participant.

     9.  General

    (a) Nothing in this Agreement or the Plan shall confer upon Participant any right with respect to continuance of employment by the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the employment of Participant at any time.

    (b) It is the intention of the Company and Participant that the amount of cash bonus waived pursuant to Section 1 hereof shall not be taken into account for purposes of determining the benefits to which Participant would be entitled under any employee benefit plan or other arrangement of the Company in the absence of such waiver. The Company agrees to make supplemental payments to Participant to the extent necessary to compensate him for any reduction in such benefits arising from such waiver.

    (c) Neither Participant nor Participant's legal representatives shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares of Common Stock subject to the Options unless and until certificates for such Shares shall have been issued upon exercise of the Options.

    (d) The Options shall not be transferable other than by will or by the laws of descent and distribution. During Participant's lifetime the Options shall be exercisable only by Participant.

    (e) The Company shall not be required, upon the exercise of the Options, to issue or deliver any Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of the New York Stock Exchange) as may be determined by the Company to be applicable are satisfied.

    (f) The Company shall at all times during the term of the Options reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

    (g) This Agreement is subject to the terms of Part I of the Plan. Terms used herein which are defined in Part I of the Plan shall have the respective meanings ascribed to such terms in Part I of the Plan, unless otherwise defined herein. A copy of the Plan is attached hereto and made a part hereof as Exhibit A. Participant hereby acknowledges receipt of a copy of the Plan.

    (h) This Agreement shall be governed by and construed under the internal laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

    IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the day and year first above written.


Attest:                            INTERNATIONAL MULTIFOODS CORPORATION


/s/ Frank W. Bonvino                By /s/ Robert F. Maddocks
Secretary                              Robert F. Maddocks
                                       Vice President - Human Resources



                                    PARTICIPANT


                                    /s/ Anthony Luiso
                                    Anthony Luiso
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